Exhibit 99.1

CERTIFICATIONS

I, Stephen P. Wilson, Chief Executive Officer & Chairman of the Board of Directors of LCNB Corp., certify, based on my knowledge, that:

(i) The compensation committee of LCNB Corp. (“LCNB”), discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of the closing date of the agreement between LCNB, as a TARP recipient, and the U.S. Department of the Treasury (“Treasury”) or June 15, 2009 and ending on October 21, 2009, the date on which LCNB redeemed the preferred shares issued to Treasury (the “Applicable Period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to LNCB;

(ii) The compensation committee of LCNB has identified and limited during the Applicable Period any features of SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LCNB, and during that same Applicable Period has identified any features of employee compensation plans that pose risks to LCNB and has limited those features to ensure that LCNB is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of LCNB to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of LCNB will certify, as applicable, to the reviews of SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of LCNB will provide, as applicable, a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of LCNB;

(B) Employee compensation plans that unnecessarily expose LCNB to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of LCNB to enhance the compensation of an employee;

(vi) LCNB has required that bonus payments, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), of SEOs and the twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) LCNB has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Applicable Period;

(viii) LCNB has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the Applicable Period;

(ix) The board of directors of LCNB has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between LCNB and Treasury; this policy has been provided to Treasury and its primary regulatory agency; LCNB and its employees have complied with this policy during the aforementioned period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) LCNB will permit, as applicable, a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the Applicable Period;

(xi) LCNB will disclose, as applicable, the amount, nature, and justification for the offering during the Applicable Period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) LCNB will disclose, as applicable, whether LCNB, the board of directors of LCNB, or the compensation committee of LCNB has engaged during the Applicable Period a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) LCNB has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to SEOs and the next twenty most highly compensated employees during the Applicable Period;

(xiv) LCNB has substantially complied, during the Applicable Period, with all other requirements related to employee compensation that are provided in the agreement between LCNB and Treasury, including any amendments;

(xv) LCNB has submitted to Treasury a complete and accurate list of SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

/s/ Stephen P. Wilson
Stephen P. Wilson
Chief Executive Officer & Chairman of the Board of Directors
February 22, 2010